Exhibit 99.1

Porter Bancorp, Inc. Announces Second Quarter 2010 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 23, 2010--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking offices in Kentucky, today reported results for the second quarter and six months ended June 30, 2010.

The Company reported a net loss of $829,000 for the second quarter of 2010 compared with net income of $3.2 million for the second quarter of 2009. Earnings for the six months ended June 30, 2010, were $2.4 million compared with $6.3 million for the first six months of 2009. Including the preferred stock dividend and related accretion, the net loss to common shareholders was $1.3 million, or ($0.15) per fully diluted common share, for the second quarter of 2010 compared with net income of $2.8 million, or $0.31 per fully diluted common share, for the second quarter of 2009. Net income available to common shareholders for the six months ended June 30, 2010, was $1.5 million, or $0.17 per fully diluted common share, compared with $5.3 million, or $0.61 per fully diluted common share, for comparable period of 2009.

“Porter Bancorp’s core operations remained solid in the second quarter of 2010 with higher net interest income, net interest margin and non-interest income, and strengthened capital base compared with the second quarter of 2009 and the first quarter of 2010,” stated Maria L. Bouvette, President and CEO of Porter Bancorp. “The growth in our core business was more than offset by a substantial increase in our provision for loan losses that resulted in our second quarter loss. We charged-off $6.3 million of nonperforming loans and wrote down $3.4 million of other real estate owned (OREO) in the second quarter to account for lower valuations on the underlying real estate collateral. We took these write-downs as part of our ongoing review of non-performing loans and OREO to reflect the continued weakness in the market and corresponding weakness in selling prices for residential lots, single family homes and other real estate properties in our markets.

“We remain focused on strengthening our balance sheet by reducing problem loans and building our capital base,” noted Ms. Bouvette. “We made solid progress on these key metrics in the latest quarter. Our non-performing loans declined $11.8 million in the latest three months and our total non-performing assets declined $3.0 million. We strengthened our allowance for loan losses to $26.8 million, or 2.01% of total loans. We also raised $27 million in new capital during the quarter, increasing our total risk-based capital ratio to 15.93% for the holding company, well above the 10.0% requirement for a well-capitalized institution, the highest regulatory rating.”

Second Quarter Results

  Net interest margin increased 58 basis points to 3.71% in the second quarter of 2010 compared with 3.13% in the second quarter of 2009. The increase in margin since last year benefited from a lower average cost of funds. Net interest margin was also up from the first quarter of 2010 by 39 basis points primarily due to lower average cost of funds.
  Net interest income increased 14.9% to $14.7 million for the three months ended June 30, 2010, compared with the same quarter of 2009 benefiting from a lower average cost of funds.
  The Company recorded a net loss of $829,000 for the three months ended June 30, 2010, compared with net income of $3.2 million for the second quarter of 2009. The loss for the 2010 quarter was due primarily to a $5.0 million increase in the provision for loan losses to $6.6 million in the second quarter of 2010 compared with $1.6 million in the second quarter of 2009 and write-downs of $3.4 million of OREO.
  Average loans decreased 0.2% to $1.357 billion in the second quarter of 2010 compared with $1.360 billion in the second quarter of 2009. Net loans decreased 2.3% to $1.31 billion in the second quarter of 2010, compared with $1.34 billion at June 30, 2009.
  Deposits increased 3.7% to $1.41 billion compared with $1.36 billion at June 30, 2009.
  Total assets increased 3.0% to $1.76 billion compared with $1.71 billion at June 30, 2009.
  Efficiency ratio was 69.1% in the second quarter of 2010, compared with 55.9% in the prior year second quarter. Our efficiency ratio for the second quarter of 2010 increased from 48.7% to 69.1% as a result of $3.4 million in OREO write-downs.
  Non-performing loans decreased $11.8 million, or 19.5%, during the second quarter to $48.7 million at June 30, 2010, compared with $60.5 million at March 31, 2010. The decrease was primarily attributable to non-performing loans moving through the collection, foreclosure and disposition process.
  Non-performing assets decreased $3.0 million, or 2.5%, during the second quarter to $117.2 million at June 30, 2010.
  Shareholders’ equity rose to$196.2 million at the end of the second quarter and benefited from a stock offering that raised $27.0 million in gross proceeds that closed June 30, 2010. The proceeds resulted in improved capital ratios, including 11.11% tier 1 leverage ratio and 14.00% tier 1 risk-based capital ratio as of June 30, 2010.

Net Interest Income

Net interest income increased 14.9% to $14.7 million for the three months ended June 30, 2010, an increase of $1.9 million, compared with $12.8 million for the same period in 2009. Net interest income rose 16.6% to $28.9 million for the six months ended June 30, 2010, an increase of $4.1 million, compared with $24.8 million for the same period in 2009. The increase in net interest income was primarily attributable to an increase in net interest margin compared with 2009.

Net interest margin increased 58 basis points to 3.71% in the second quarter of 2010 from our margin of 3.13% in the prior year second quarter due primarily to lower cost of funds. The yield on earning assets declined 18 basis points from the 2009 second quarter while rates paid on interest-bearing liabilities declined 93 basis points. Net interest margin increased 39 basis points to 3.71% from our margin of 3.32% in the first quarter of 2010 due primarily to a lower average cost of funds. The yield on earning assets increased 27 basis points from the first quarter of 2010 compared with a 15 basis point decline in rates paid on interest-bearing liabilities.

Average earning assets declined 3.2% to $1.61 billion for the three months ended June 30, 2010, compared with $1.66 billion for the three months ended June 30, 2009. The decline in average earning assets was due primarily to lower average loans resulting from a slowdown in new loan originations and loans moved to other real estate owned (OREO).

Average deposits increased 4.6% to $1.46 billion, up from $1.39 billion for the three months ended June 30, 2009.

Non-Interest Income

Non-interest income for the second quarter of 2010 increased 3.5%, or $67,000, to $1.96 million compared with $1.90 million in the second quarter of 2009. The increase in non-interest income was due to increased income from service charges, fiduciary activities, net gains on sales of securities, offset partially by lower gains on sales of loans originated for sale.

Non-Interest Expense

Non-interest expense for the second quarter of 2010 increased from the prior year’s second quarter due primarily to the $3.4 million of write-downs of other real estate owned. This was partially off-set by lower FDIC fees. Total FDIC fees were $706,000 in the second quarter of 2010 compared with $1.3 million in the second quarter of 2009. The 2009 FDIC fees included a special assessment of $781,000. FDIC insurance premiums rose 40.4% to $706,000 in the second quarter of 2010 compared with $503,000 in the second quarter of 2009. Salary and employee benefits expense rose 3.1% to $3.9 million in the second quarter of 2010 compared with $3.8 million in the prior year second quarter. State franchise tax expense increased 20.7% to $543,000 in the second quarter of 2010 compared with $450,000 in the second quarter of 2009. Other real estate owned expense increased to $3.85 million in the second quarter of 2010 compared with $226,000 in the second quarter of 2009 primarily due to the write-downs.

Balance Sheet Review

Total assets rose 3.0%, or $50.8 million, to $1.76 billion at June 30, 2010, from $1.71 billion at June 30, 2009. The Company’s loan portfolio decreased 1.8%, or $24.6 million, to $1.34 billion from $1.36 billion at June 30, 2009, primarily due to efforts to move troubled loans through the collection, foreclosure, and disposition process. Deposits at June 30, 2010, increased 3.7% to $1.41 billion from $1.36 billion at June 30, 2009, primarily due to growth in certificates of deposit and demand deposits.

Asset Quality

Non-performing loans decreased to $48.7 million, or 3.64% of total loans, at June 30, 2010, compared with $60.5 million, or 4.44% of total loans, at March 31, 2010. Non-performing loans were up $19.3 million, or 1.42% of total loans, from the second quarter of last year primarily due to troubled loans working their way through the collection, foreclosure and disposition process. As a result, foreclosed properties at June 30, 2010, rose to $68.5 million compared with $59.7 million at March 31, 2010, and $9.6 million at June 30, 2009. Our ratio of non-performing assets to total assets slightly decreased during the quarter to 6.66% at June 30, 2010, compared with 6.84% at March 31, 2010. Approximately $9.0 million in OREO was sold during the second quarter of 2010.

Our loan loss reserve as a percentage of total loans increased to 2.01% at June 30, 2010, compared with 1.52% at June 30, 2009. Net loan charge-offs for the second quarter of 2010 were $6.3 million, or 0.46% of average loans for the quarter.

Our provision for loan losses was $6.6 million in the second quarter of 2010 which is up significantly from $3.0 million in the first quarter of 2010, and $1.6 million in the prior year second quarter due to an increase in charge-offs. The increase in charge-offs was primarily related to lower valuations on the collateral underlying certain construction and development loans, including loans for lots and residential construction units, where underlying property values remain under pressure due to the soft market conditions and the extension of the estimated sell out times.

“We continue to aggressively review our loan portfolio and OREO to assure that collateral and other economic measures support the value on our books,” continued Ms. Bouvette. “We believe the charge-offs and write-downs of OREO in the second quarter reflect our approach in this process and aligns our loan portfolio values with the current economic conditions in our markets.

“We have increased our reserve for loan losses over the past year to reflect the changes in market conditions and will continue to take proactive measures to reduce problem loans on our books. We believe these steps will be an important part in minimizing potential losses and restoring our earnings power in the future. In addition, we believe that our strengthened capital base and reserve for loan losses will be important buffers against any prolonged weakness in the economy,” concluded Ms. Bouvette.

PBIB-F PBIB-G

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the second quarter ending June 30, 2010 follows.

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	6/30/10	3/31/10	6/30/09	6/30/10	6/30/09

Income Statement Data
Interest income	$22,126	$22,626	$23,645	$44,752	$47,147
Interest expense	7,399	8,449	10,832	15,848	22,367

Net interest income	14,727	14,177	12,813	28,904	24,780
Provision for loan losses	6,600	3,000	1,600	9,600	3,200

Net interest income after provision	8,127	11,177	11,213	19,304	21,580

Service charges on deposit accounts	793	720	788	1,513	1,476
Income from fiduciary activities	273	252	198	525	418
Net gain on sales of loans originated for sale	184	91	241	275	241
Net gain on sales of securities	24	57	–	81	1
Other	688	572	668	1,260	1,245

Non-interest income	1,962	1,692	1,895	3,654	3,381

Salaries & employee benefits	3,931	3,947	3,813	7,878	7,691
Occupancy and equipment	1,015	1,022	981	2,037	1,979
FDIC insurance	706	705	503	1,411	962
FDIC special insurance assessment	–	–	781	–	781
Franchise tax	543	543	450	1,086	900
Other real estate owned expense	3,854	378	226	4,232	353
Professional fees	292	266	203	558	431
Postage and delivery	198	188	184	386	368
Communications expense	173	186	230	359	385
Advertising	77	96	125	173	283
Other	724	718	732	1,442	1,371

Non-interest expense	11,513	8,049	8,228	19,562	15,504

Income (loss) before income taxes	(1,424)	4,820	4,880	3,396	9,457
Income tax expense (benefit)	(595)	1,564	1,635	969	3,151

Net income (loss)	(829)	3,256	3,245	2,427	6,306
Less:
Dividends on preferred stock	437	438	437	875	875
Accretion on preferred stock	44	44	44	88	88

Net income (loss) available to common	$(1,310)	$2,774	$2,764	$1,464	$5,343

Weighted average shares – Basic	8,846,862	8,773,385	8,754,908	8,810,326	8,732,195
Weighted average shares – Diluted	8,850,015	8,773,385	8,754,908	8,811,701	8,732,195

Basic and diluted earnings (loss) per common share	$(0.15)	$0.32	$0.31	$0.17	$0.61
Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.40	$0.40

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	6/30/10	3/31/10	6/30/09	6/30/10	6/30/09

Average Balance Sheet Data
Assets	$1,737,684	$1,834,208	$1,734,866	$1,785,679	$1,715,826
Loans	1,356,883	1,404,486	1,360,191	1,380,553	1,360,192
Earning assets	1,605,520	1,743,509	1,659,389	1,674,133	1,640,583
Deposits	1,455,775	1,545,469	1,391,868	1,500,374	1,363,970
Long-term debt and advances	84,809	100,307	157,388	92,515	166,675
Interest bearing liabilities	1,448,795	1,558,604	1,456,778	1,503,396	1,439,776
Stockholders’ equity	179,205	169,759	167,168	174,508	166,466

Performance Ratios
Return on average assets	(0.19)%	0.72%	0.75%	0.27%	0.74%
Return on average equity	(1.86)	7.78	7.79	2.80	7.64
Yield on average earning assets (tax equivalent)	5.56	5.29	5.74	5.42	5.82
Cost of interest bearing liabilities	2.05	2.20	2.98	2.13	3.13
Net interest margin (tax equivalent)	3.71	3.32	3.13	3.51	3.08
Efficiency ratio	69.08	50.90	55.94	60.23	55.06

Loan Charge-off Data
Loans charged-off	$(6,403)	$(2,906)	$(1,300)	$(9,309)	$(2,283)
Recoveries	96	57	69	153	171

Net charge-offs	$(6,307)	$(2,849)	$(1,231)	$(9,156)	$(2,112)

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	As of	As of	As of	As of
	6/30/10	3/31/10	12/31/09	6/30/09

Assets
Loans	$1,337,508	$1,361,216	$1,413,252	$1,362,059
Loan loss reserve	(26,836)	(26,543)	(26,392)	(20,740)

Net loans	1,310,672	1,334,673	1,386,860	1,341,319
Securities available for sale	175,738	180,582	168,721	178,161
Federal funds sold & interest bearing deposits	103,139	81,355	157,091	79,284
Cash and due from financial institutions	12,263	11,127	15,082	17,844
Premises and equipment	22,954	23,251	23,610	23,412
Other real estate owned	68,450	59,688	14,548	9,551
Goodwill	23,794	23,794	23,794	23,794
Accrued interest receivable and other assets	43,647	42,857	45,384	36,443

Total Assets	$1,760,657	$1,757,327	$1,835,090	$1,709,808

Liabilities and Equity
Certificates of deposit	$1,113,564	$1,204,022	$1,238,189	$1,074,819
Interest checking	78,429	76,305	77,108	71,864
Money market	81,637	69,618	84,160	90,962
Savings	36,312	35,577	33,376	34,917

Total interest bearing deposits	1,309,942	1,385,522	1,432,833	1,272,562
Demand deposits	104,384	99,518	97,263	91,630

Total deposits	1,414,326	1,485,040	1,530,096	1,364,192
Federal funds purchased & repurchase agreements	11,810	11,595	11,517	11,232
FHLB advances	96,695	47,285	82,980	126,350
Junior subordinated debentures	34,000	34,000	34,000	34,000
Accrued interest payable and other liabilities	7,601	6,670	7,163	7,891

Total liabilities	1,564,432	1,584,590	1,665,756	1,543,665
Stockholders’ equity	196,225	172,737	169,334	166,143

Total Liabilities and Stockholders’ Equity	$1,760,657	$1,757,327	$1,835,090	$1,709,808

Ending shares outstanding	10,580,494	8,822,844	8,756,440	8,756,598
Book value per common share	$14.59	$15.61	$15.34	$14.98
Tangible book value per common share	11.56	12.06	12.01	11.92

Asset Quality Data
Loan 90 days or more past due still on accrual	$10,497	$5,913	$5,968	$8,405
Non-accrual loans	38,199	54,545	78,888	10,872

Total non-performing loans	48,696	60,458	84,856	19,277
Real estate acquired through foreclosures	68,450	59,688	14,548	9,551
Other repossessed assets	51	80	80	80

Total non-performing assets	$117,197	$120,226	$99,484	$28,908

Non-performing loans to total loans	3.64%	4.44%	6.00%	1.42%
Non-performing assets to total assets	6.66	6.84	5.42	1.69
Allowance for loan losses to non-performing loans	55.11	43.90	31.10	107.59
Allowance for loan losses to total loans	2.01	1.95	1.87	1.52

Risk-based Capital Ratios
Tier I leverage ratio	11.11%	9.24%	9.59%	9.62%
Tier I risk-based capital ratio	14.00	12.20	11.93	11.98
Total risk-based capital ratio	15.93	14.12	13.83	13.89

FTE employees	281	280	278	278

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800